Exhibit 10.1

Pivotal Battery Corp.

6424 E. Greenway Parkway, Suite 100

Scottsdale, AZ 85254

CONFIDENTIAL

June 5, 2019

Mr. Doug Bathauer

Chief Executive Officer

Integral Technologies, Inc.

412 Mulberry

Marietta, OH 45750

Dear Doug:

Re: BINDING TERM SHEET TO ACQUIRE INTEGRAL TECHNOLOGIES, INC’S BIPOLAR BATTERY TECHNOLOGY

Integral Technologies, Inc. (“Integral”) and Pivotal Battery Corp. (“Pivotal”) are parties to a non-binding term sheet dated March 11, 2019 setting forth the terms under which Pivotal would acquire Integral’s proprietary bi-polar plate technology. The technology includes but is not limited to all prototypes, equipment, patents (pending), patent applications, know-how, copyrights, and trademarks related to the technology owned by Integral (the “Technology”).

The parties now desire to make a formal commitment by entering into this binding term sheet (the “Binding Term Sheet”) setting forth the terms of the purchase by Pivotal for the Technology owned by Integral.

BINDING TERM SHEET

1. Parties:	Integral Technologies, Inc., a Nevada corporation, and Pivotal Battery Corp., a Delaware corporation.

2. Asset	Pivotal will purchase 100% of the Technology from Integral (“Asset Purchase”).

3. Purchase Price	The purchase price for the Asset Purchase shall be $2,000,000 in cash, plus Pivotal’s common stock (the “Purchase Price”) as stated below.

4. Payment

On the Closing Date of the Asset Purchase, Pivotal shall provide the following to Integral:

●  $2,000,000 in cash, or in cash and a promissory note. The promissory note shall be convertible into shares of Pivotal common stock at Integral’s sole discretion.

●  The note shall be secured by a security interest in all the assets in the Asset Purchase. The note shall bear interest at the rate of 7% per annum.

5. Equity	Within 30 business days from the Closing Date, Pivotal shall provide Integral, the greater of 1,500,000 shares or 15%, on a fully diluted bases at time of stock issuance, of Pivotal’s common stock.

6. Closing Date	No later than 5PM, Eastern Daylight Savings Time, August 30, 2019.

7. Royalty

Pivotal shall pay Integral the following royalties from sales generated from the Technology, including licensing revenue, and sales of bipolar plates, if any, for a term of 10 years (the “Royalty Term”) based on gross sales (net sales minus returns). The Royalty Term shall start upon the first commercial scale sale of bipolar plates and shall be the following royalty rate (“Royalty Rate”):

●  Years 1-4: 5%

●  Years 5-7: 4%

●  Years 8-10: 3%

8. Form of Purchase of the Technology

A technology asset purchase agreement shall be entered into between Integral and Pivotal stating the terms of the Technology purchase and the payment schedule (the “Technology Asset Purchase Agreement”).

9. Post-Closing Agreements

Pivotal shall put in place consulting agreements for Slobodan Pavlovic and Mo Zeidan to continue the development of a bi-polar lead acid battery. The time spent by Pavlovic and Zeidan on the bi-polar lead acid battery development shall not prohibit them from performing their current roles for Integral’s current long fiber conductive business.

10. Supplier Agreement

Integral and Pivotal shall enter into a supplier agreement where Integral shall be the exclusive supplier of conductive plastic materials used by Pivotal for the manufacture of bi-polar plates for a period of ten (10) years (the “Exclusive Supplier Period”). During the Exclusive Supplier Period, Integral shall supply its conductive materials at a mutually agreeable price. Upon the expiration of the Exclusive Supplier Period, Integral shall have the right to match any third party supplier price to maintain its exclusive supplier role with Pivotal.

11. Non-Compete

For a period of five (5) years after the Closing Date of the Technology Asset Purchase, or as long as Integral remains a supplier to Pivotal, whichever may be longer, Integral shall not, without the prior written consent of Pivotal, participate or engage in, directly or indirectly, any business that is competitive with the Technology.

12. Board of Directors

Any time after the Closing Date, Integral shall have the right to nominate one director to Pivotal’s board of directors, and Pivotal shall take all necessary actions to add Integral’s nominee to Pivotal board within five (5) business days after the nomination. Integral shall maintain its board representation as long as Integral owns 2.5% of Pivotal’s outstanding common stock, or the promissory note remains outstanding.

13. Additional Terms

A. Integral will receive 20% of net benefit from the pending DOD project that Pivotal is pursuing with its prospective UK licensee, The Ultimate Battery Co. Net benefit equals the total funds received from DOD minus out of pocket expenses incurred by Pivotal.

B. Assignment of the Joint Technology Assessment Agreement (“JTAP”) between Integral and Advanced Battery Concepts, LLC (“ABC”) to Pivotal on the Closing Date. The JTAP provides ABC’s support and manufacturing resources in incorporating the bipolar plates into ABC’s existing bipolar battery design, and also provides for prototyping and testing support.

14. Integral Shareholder Allotment in the Share Offering

Pivotal is presently conducting a share offering of its common stock to fund the Asset Purchase (the “Share Offering”).

Pivotal shall set-aside an allotment of 1,000,000 shares of the Share Offering for Integral shareholders, with an overallotment of 1,500,000 shares if the initial allotment has been fully subscribed by June 27, 2019. Integral shareholders must be shareholders of record, as of December 31, 2018. Rights are non nontransferable and non-assignable.

15. Press Release

Except as required by law, the parties agree that this Binding Term Sheet and the transactions contemplated herein shall be kept confidential and no public announcement of the transactions shall be made unless agreed upon in writing by both parties. Notwithstanding the foregoing, Integral shall have the right to make any disclosure or filing that Integral is required by OTC listing standards or under federal securities laws, including form 8K regarding the disposition of material assets.

16. Execution Agreements:

The parties shall work together in drafting the necessary execution agreement(s) for the asset purchase. The execution agreements and other related documentation customary for transactions of this type shall contain (among other things) customary representations, warranties and indemnities. The parties will make best effort to negotiate and execute final agreements promptly following the execution of the Binding Term Sheet.

17. Expenses:

Pivotal shall pay up to $10,000 for Integral’s expenses, including its legal expenses, time and effort related to the development of all necessary documentation and travel, if any, related to the transactions contemplated.

18. Governing Law; Enforcement:

This letter agreement shall be governed by the laws of the State of Arizona. Any dispute or controversy arising under or related in any way to this letter agreement shall be adjudicated by a court of competent jurisdiction located in the State of Arizona.

[Remainder of Page Intentionally Blank.  Signature Page Follows]

If the terms set forth in this Binding Term Sheet are acceptable, please sign below.

Sincerely,

Dated: June 5, 2019	By:	/s/ Richard Bogan
	Name:	Richard Bogan
	Title:	Managing Director Pivotal Battery Corp.

Agreed:

By:	/s/ Doug Bathauer
Name:	Doug Bathauer
Title:	Chief Executive Officer Integral Technologies, Inc.

5